MOORE STEPHENS

ELLIS FOSTER LTD.

 CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC  Canada   V6J 1G1

Telephone:  (604) 737-8117  Facsimile: (604) 714-5916

Website:   www.ellisfoster.com

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our report dated March 12, 2004, with respect to the financial statements, for the year ended December 31, 2003, included in the filing of the Registration Statement (Form SB-2), dated June 21, 2004, of CYOP Systems International Incorporated.

”MOORE STEPHENS ELLIS FOSTER LTD.”

Vancouver, British Columbia,

Chartered Accountants

Canada

June 21, 2004

MSEFA partnership of incorporated professionals

An independently owned and operated member of Moore Stephens North America Inc., a member of Moore Stephens International Limited

- members in principal cities throughout the world